News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
First Quarter 2016 Results

McKinney, TX, April 26, 2016- Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended March 31, 2016, net income was $1.01 per share, compared with $0.95 per share for the year-ago quarter. Net operating income from continuing operations for the quarter was $1.08 per share, compared with $1.02 per share for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	ROE (excluding net unrealized gains on fixed maturities) was 14.5%.

•	Total life premiums increased 6% over the year-ago quarter.

•	Net life sales increased 11% at Liberty National and 7% at American Income over the year-ago quarter.

•	Liberty National ending agent count increased 16% over the previous quarter.

•	1.5 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended			Quarter Ended
	March 31,			March 31,
	2016	2015	% Chg.	2016	2015	% Chg.
Insurance underwriting income*	$1.21	$1.16	4	$149.4	$148.8	—
Excess investment income*	0.44	0.43	2	54.7	54.9	—
Parent company expense	(0.02)	(0.02)		(2.0)	(2.2)
Income tax	(0.54)	(0.51)	6	(66.2)	(66.2)	—
Stock option expense, net of tax	(0.02)	(0.04)		(2.5)	(4.7)
Net operating income from continuing operations	$1.08	$1.02	6	$133.4	$130.7	2
Net operating income from discontinued operations	0.02	0.02		2.0	2.9
Net operating income from all operations	$1.10	$1.04		$135.4	$133.6

Reconciling items, net of tax:
Realized gains (losses) on investments- continuing operations	—	—		0.2	0.1
Part D adjustment - discontinued operations**	(0.09)	(0.09)		(11.5)	(12.0)
Net income	$1.01	$0.95		$124.0	$121.6

Weighted average diluted shares outstanding (000)	123,313	128,587

* See definitions in the following sections and in the Torchmark 2015 SEC Form 10-K.
** Under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue.

Note 1: In March 2016, the FASB issued ASU 2016-09 Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU affects entities that issue share-based payment awards to their employees and is designed to simplify certain aspects of accounting for share-based payments, including income taxes at settlement. This new accounting guidance will primarily affect computations of net income, diluted shares outstanding, and earnings per share, and is expected to result in increased volatility for net income and earnings per share in future periods. The Company elected to early adopt this standard effective January 1, 2016 and has applied it prospectively.

As a result of the adoption, the Company recorded $2 million in excess tax benefits as a component of income taxes for the quarter ended March 31, 2016, which resulted in an increase to net income as compared to the quarter ended March 31, 2015 when excess tax benefits of $5 million were recorded as a component of additional paid-in capital on the balance sheet. The adoption also resulted in an adjustment to the weighted average diluted shares outstanding to exclude excess tax benefits from the assumed proceeds in the diluted shares calculation. This change resulted in diluted weighted average shares outstanding calculated under the new guidance of 123.3 million for the quarter ended March 31, 2016, as compared to 122.7 million as would have been calculated under the previous guidance.

Note 2: Tables in this news release may not foot due to rounding.

	Financial Summary, Continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	March 31,		March 31,		March 31,
	2016	2015	2016	2015	2016	2015
Net income as a ROE***					11.7%	10.2%
Net operating income as a ROE	14.5%	14.7%			—	—
Shareholders' equity	$3,768	$3,638	$624	$1,245	$4,392	$4,884
Book value per share	$30.65	$28.44	$5.07	$9.73	$35.72	$38.17

**Accounting rules set forth in ASC 820 require a revaluation adjustment to record fixed maturities classified as available for sale at fair value rather than at amortized cost.
***ROE is calculated using average shareholders' equity for the measurement period.

CONTINUING INSURANCE OPERATIONS – comparing the first quarter 2016 with first quarter 2015:

Life insurance accounted for 73% of the Company’s insurance underwriting margin for the quarter and 70% of total premium revenue.

Health insurance accounted for 26% of Torchmark’s insurance underwriting margin for the quarter and 30% of total premium revenue.

Net sales of life insurance were flat, while net health sales decreased 1%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended	Quarter Ended	% Chg.
	March 31, 2016	March 31, 2015
Life insurance	$544.2	$513.3	6
Health insurance	235.7	228.7	3
Annuity	—	—
Total	$779.9	$742.1	5

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended	% of Premium	Quarter Ended	% of Premium	% Chg.
	March 31, 2016		March 31, 2015
Insurance underwriting margins:
Life	$144.3	27	$141.4	28	2
Health	51.5	22	51.6	23	—
Annuity	1.6		1.1
	197.4		194.1		2
Other income	0.5		0.7
Administrative expenses	(48.5)		(46.0)		5
Insurance underwriting income	$149.4		$148.8		—
Per share	$1.21		$1.16		4

Insurance Results from Continuing Operations by Distribution Channel

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($79 million), on premium revenue of $241 million. Life premiums of $220 million were up 9% and life insurance underwriting margin of $69 million was up 11%. As a percentage of life premium, life underwriting margin was 31%, same as a year ago and the highest of the life distribution channels at Torchmark. The average producing agent count during the quarter was 6,206, down 2% from a year ago, and down 6% from the fourth quarter. The producing agent count at the end of the first quarter was 6,225. Net life sales were $50 million, up 7%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($40 million), on premium revenue of $218 million. Life premiums of $200 million were up 7% and the life underwriting margin was $37 million, down 13%. As a percentage of life premium, life underwriting margin was 19%, down from 23%. Net life sales were $41 million, down 8% from the year-ago quarter. Net health sales decreased from $1.8 million to $1.6 million.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($30 million), on premium revenue of $120 million. Life premiums of $68 million were approximately the same as the year-ago quarter and life underwriting margin was $18 million, up 6%. As a percentage of life premium, life underwriting margin was 27%, up from 26%. Net life sales for the LNL Agency were $9 million, up 11%.

LNL Agency was Torchmark's third leading contributor to health underwriting margin ($12 million), on health premiums of $52 million. Health underwriting margin as a percentage of health premium was 22%, down from 23%. Net health sales for the LNL Agency were $5 million, up 19%.

LNL Agency’s average producing agent count during the quarter was 1,542, up 5% over a year ago, and approximately the same as the fourth quarter. The producing agent count at the end of the first quarter was 1,711.

Family Heritage Agency was Torchmark’s second leading contributor to health underwriting margin ($12 million) on health premiums of $57 million. Health underwriting margin as a percentage of health premium was 21%, approximately the same as a year ago. The average producing agent count during the quarter was 827, up 5% from a year ago and down 6% from the fourth quarter. The producing agent count at the end of the first quarter was 881. Net health sales were $11 million, down 9%.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($16 million), on health premiums of $88 million. Health underwriting margin as a percentage of premiums was 18%, down from 19%. Net health sales were $12 million, down 2%. Excluding the group business, net health sales grew 2%.

Administrative Expenses were $48 million, up 5% from the year-ago quarter due primarily to an increase in information technology costs. The ratio of administrative expenses to premium for continuing operations was approximately 6.2%, in line with expectations and same as the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the first quarter 2016 with the first quarter 2015:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended
	March 31,
	(dollars in millions, except per share data)
	2016	2015	% Chg.
Net investment income	$197.1	$191.6	3
Required interest:
Interest on net policy liabilities	(123.0)	(117.6)	5
Interest on debt	(19.4)	(19.1)	2
Total required interest	(142.4)	(136.7)	4
Excess investment income	$54.7	$54.9	—
Per share	$0.44	$0.43	2

Net investment income increased 3%, while average invested assets increased 4%. Required interest on net policy liabilities increased 5%, in line with a similar increase in average net policy liabilities. Interest expense on debt increased by 2%. The weighted average discount rate for the net policy liabilities was 5.6%, same as the year-ago quarter.

Investment Portfolio
The composition of the investment portfolio at March 31, 2016 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$13,489	95%
Equities	1	—
Investment real estate	1	—
Policy loans	497	4
Other long-term investments	36	—
Short-term investments	145	1
Total	$14,169	100%

Fixed maturities at amortized cost by asset class as of March 31, 2016 are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$10,689	$634	$11,323
Redeemable preferred stock:
U.S.	282	74	356
Foreign	55	—	55
Municipal	1,281	1	1,282
Government-sponsored enterprises	298	—	298
Government and agencies	93	—	93
Collateralized debt obligations	—	62	62
Residential mortgage-backed securities	5	—	5
Other asset-backed securities	16	—	16
Total	$12,718	$771	$13,489

The market value of Torchmark’s fixed maturity portfolio was $14.5 billion; $970 million higher than amortized cost of $13.5 billion. The $970 million of net unrealized gains compares to $506 million at December 31, 2015. Net unrealized gains were comprised of gross unrealized gains of $1.4 billion and gross unrealized losses of $394 million.

Torchmark is not a party to any derivatives contracts, including credit default swaps, and does not participate in securities lending.

At amortized cost, 94% of fixed maturities (96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.83% during the first quarter of 2016, compared to 5.87% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $287 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	March 31,
	2016	2015
Average annual effective yield	5.0%	4.5%
Average rating	BBB+	BBB+
Average life (in years) to:
Next call	25.6	28.0
Maturity	25.9	28.8

SHARE REPURCHASE:

During the quarter, the Company repurchased 1.5 million shares of Torchmark Corporation common stock at a total cost of $80 million at an average share price of $53.26.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $66 million of liquid assets at March 31, 2016.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2016:

Torchmark projects that net operating income from continuing operations per share will be in a range of $4.35 to $4.51 for the year ending December 31, 2016. The midpoint of this guidance is $4.43, a five cent increase over previous guidance, of which four cents is due to the projected impact of the adoption of ASU 2016-09 previously discussed.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2015, on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its first quarter 2016 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, April 27, 2016. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com